EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88475; Form S-8 No. 333-39309; Form S-8 No. 333-14145; Form S-8 No. 333-53632; Form S-8 No. 333-99959; Form S-3 No. 333-52522 and Form S-3 No. 333-65720) of Toreador Resources Corporation and of our report dated March 11, 2004, with respect to the consolidated financial statements of Toreador Resources Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ HEIN + ASSOCIATES, LLP

Dallas, Texas
April 9, 2004